Exhibit 99.1

FOR IMMEDIATE RELEASE

ATTENTION: BUSINESS/FINANCIAL EDITORS

Nuveen Investments to Acquire 60% Stake in Commodities Leader Gresham

CHICAGO, IL, and NEW YORK, NY, November 14, 2011 – Nuveen Investments, a leading global provider of investment services to institutions as well as individual investors, today announced an agreement to acquire a 60% stake in New York-based Gresham Investment Management LLC. With nearly $14 billion of assets under management, Gresham was founded in 1992 by Dr. Henry Jarecki, and is recognized as one of the world’s leading investment managers focused exclusively on portfolios providing investors access to a diversified array of commodities. Gresham is one of the largest and most respected managers in this area, primarily serving institutional clients around the world.

The addition of Gresham’s capabilities reinforces Nuveen Investments’ commitment to providing investors access to premier boutique asset managers recognized for high-quality results in their distinct areas of investment expertise. This partnership builds on an existing relationship between the two firms as Gresham currently serves as sub-advisor to the Nuveen Diversified Commodity Fund (NYSE AMEX: CFD). Gresham’s focus on commodities represents a critical and growing component of the broader marketplace, and further complements the investment strategies offered through Nuveen Investments’ existing family of specialized and distinct money managers.

“We are very pleased to partner with Gresham in this meaningful way and look forward to sharing their leadership and innovation in this compelling asset class with our growing array of institutional and high-net-worth clients in the United States and abroad,” said John Amboian, Nuveen Investments Chairman and CEO. “The addition of Gresham’s seasoned team will enhance our ability to better meet the long-term investment needs of clients seeking to enhance their exposure to commodities and to provide a measure of protection against inflation.”

“Nuveen is an outstanding partner with which to continue the work we began with Gresham’s Tangible Asset Program 25 years ago,” said Dr. Henry Jarecki. “I am proud of the team we have built. They are experienced professionals with a proven record of success. I am glad this transaction will allow us to continue to provide value to our clients.”

Gresham President Jonathan Spencer added, “My colleagues and I look forward to working with Nuveen in the months and years ahead, to the benefit of our clients. As investors increasingly recognize the important role this asset class plays in constructing well diversified portfolios, we are excited to be part of Nuveen’s investment culture.”

Maintaining a significant minority ownership stake in the firm, Gresham management and its investment team will continue to operate independently while leveraging the strengths of Nuveen Investments’ shared resources. The transaction, while subject to customary closing conditions, is expected to close by the end of the year. Nuveen was advised by UBS Investment Bank. Gresham was advised by Rothschild.

About Gresham Investment Management

Gresham Investment Management LLC was founded in 1992 by Dr. Henry Jarecki and has pioneered the management of diversified commodity investment portfolios using commodity futures. Gresham’s Tangible Asset Program® (TAP®) began trading in January 1987. As of October 31, 2011, Gresham managed nearly $14 billion for a variety of clients, including Public and Corporate Pension Funds, Endowments, Insurance Companies, Health Systems, Family Offices, and Sovereign Wealth Funds, based in the Americas, Europe, Asia, and the Middle East. Gresham is registered as an Investment Adviser with the Securities and Exchange Commission, a Commodity Pool Operator and Commodity Trading Advisor with the Commodity Futures Trading Commission, and is a member of the National Futures Association and the Futures Industry Association.

About Nuveen Investments

Nuveen Investments provides high quality investment services designed to help secure the long-term goals of institutional and individual investors as well as the consultants and financial advisors who serve them. Nuveen Investments markets a wide range of specialized investment solutions which provide investors access to capabilities of its high-quality boutique investment affiliates—Nuveen Asset Management, NWQ, Santa Barbara, Symphony, Tradewinds and Winslow Capital. In total, Nuveen Investments managed $207 billion as of October 31, 2011. For more information, please visit the Nuveen Investments website at www.nuveen.com.

Nuveen Contacts	Gresham Contacts
Media Inquiries	Media Inquiries
Kathleen Cardoza (312) 917-7813	Jon Spencer (212) 984-1420
KATHLEEN.CARDOZA@NUVEEN.COM	Doug Hepworth (212) 984-1422

Investor Inquiries	Investor Inquiries
Natalie Brown (312) 917-8077	Jon Berland (212) 984-1418
NATALIE.BROWN@NUVEEN.COM	Alex Gansch (212) 984-1454

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Certain statements made by the Company in this release are forward-looking statements. The Company’s actual future results may differ significantly from those anticipated in any forward-looking statements due to numerous factors. These include, but are not limited to, the effects of the substantial competition in the investment management business, including competition for access to brokerage firms’ retail distribution systems, the Company’s reliance on revenues from investment management contracts which renew annually, regulatory developments, accounting pronouncements, and other additional risks and uncertainties as set forth in the Company’s filings with the SEC. The Company undertakes no responsibility to update publicly or revise any forward-looking statements.

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